Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of April 2006.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of April 2006.

Operational Statistics for the month of April 2006 and the comparative figures for the previous month are as follows:-

		April 2006	March 2006

1.	CELLULAR BUSINESS:
	Aggregated Number of GSM Cellular Service Subscribers	98.785 million	97.908 million
	- Post-paid Subscribers	50.196 million	49.711 million
	- Pre-paid Subscribers	48.589 million	48.197 million
	Aggregated Net Addition in 2006 of GSM Cellular Service Subscribers	3.713 million	2.836 million
	- Post-paid Subscribers	2.029 million	1.544 million
	- Pre-paid Subscribers	1.684 million	1.292 million
	Aggregated Number of CDMA Cellular Service Subscribers	33.922 million	33.636 million
	- Post-paid Subscribers	31.144 million	30.888 million
	- Pre-paid Subscribers	2.778 million	2.748 million
	Aggregated Net Addition in 2006 of CDMA Cellular Service Subscribers	1.200 million	0.914 million
	- Post-paid Subscribers	1.135 million	0.879 million
	- Pre-paid Subscribers	0.065 million	0.035 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2006 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	3.3110 billion	2.4035 billion
	- Domestic Long Distance	3.2670 billion	2.3736 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0440 billion	0.0299 billion
	Aggregated Usage Volume in 2006 of Outgoing Calls of IP Telephone (minutes)	4.4464 billion	3.2804 billion
	- Domestic Long Distance	4.4108 billion	3.2540 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0356 billion	0.0264 billion

3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	6.452 million	6.706 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of March 2006 and April 2006 are aggregated data reported at 24:00 on 31 March 2006 and 30 April 2006 respectively.

2.                       The accounting period of all Aggregated Net Additions in 2006 and all Aggregated Usage Volumes in 2006 for the month of April 2006 is the period commencing from 0:00 on 1 January 2006 to 24:00 on 30 April 2006 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of March 2006 and April 2006 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Jianguo, Yang Xiaowei, Li Zhengmao, Li Gang and Zhang Junan
Non-executive Director:	Lu Jianguo
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board CHINA UNICOM LIMITED CHU KA YEE Company Secretary

Hong Kong, 19 May 2006